PROSPECTUS                                     FILED PURSUANT TO RULE 424(B)(3)
                                                         SEC FILE NO. 33-62212


                         [CAPSTEAD LOGO APPEARS HERE]

                         CAPSTEAD MORTGAGE CORPORATION

                        COMMON STOCK, PREFERRED STOCK,
              DEBT SECURITIES, WARRANTS TO PURCHASE COMMON STOCK,
                   WARRANTS TO PURCHASE PREFERRED STOCK AND
                     WARRANTS TO PURCHASE DEBT SECURITIES

                                ---------------

  Capstead Mortgage Corporation, a Maryland corporation (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may issue and sell from time to time one or more of the following types of its securities (the "Securities"): (i) shares of its common stock, par value $0.01 per share ("Common Stock"); (ii) shares of its preferred stock, par value $0.10 per share, in one or more series ("Preferred Stock"); (iii) debt securities, in one or more series, any series of which may be either secured debt securities, senior debt securities or subordinated debt securities (collectively, "Debt Securities" and, as appropriate, "Secured Debt Securities," "Senior Debt Securities" or "Subordinated Debt Securities"); (iv) warrants to purchase shares of Common Stock ("Common Stock Warrants"); (v) warrants to purchase shares of Preferred Stock ("Preferred Stock Warrants");
(vi) warrants to purchase Debt Securities ("Debt Warrants") and (vii) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of Securities. The Securities offered pursuant to this Prospectus may be issued in one or more series, in amounts, at prices and on terms to be determined at the time of the offering of each such series. The Securities offered by the Company pursuant to this Prospectus will be limited to $500,000,000 aggregate initial public offering price, including the exercise price of any Common Stock Warrants, Preferred Stock Warrants and Debt Warrants (collectively, "Securities Warrants").

  The specific terms of each offering of Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement (each, a "Prospectus Supplement") relating to such offering of Securities. Such specific terms include, without limitation, to the extent applicable (1) in the case of any series of Preferred Stock, the specific designations, rights, preferences, privileges and restrictions of such series of Preferred Stock, including the dividend rate or rates or the method for calculating same, dividend payment dates, voting rights, liquidation preferences, and any conversion, exchange, redemption or sinking fund provisions; (2) in the case of any series of Debt Securities, the specific designations, rights and restrictions of such series of Debt Securities, including without limitation whether the Debt Securities are Secured Debt Securities, Senior Debt Securities or Subordinated Debt Securities, the currency in which such Debt Securities are denominated and payable, the aggregate principal amount, stated maturity, method of calculating and dates for payment of interest and premium, if any, and any conversion, exchange, redemption or sinking fund provisions; (3) in the case of Securities Warrants, the Debt Securities, Preferred Stock or Common Stock, as applicable, for which each such warrant is exercisable, and the exercise price, duration, detachability and call provisions of each such warrant; and (4) in the case of any offering of Securities, to the extent applicable, the initial public offering price or prices, listing on any securities exchange, certain federal income tax consequences and the agents, dealers or underwriters, if any, participating in the offering and sale of the Securities. If so specified in the applicable Prospectus Supplement, any series of Securities may be issued in whole or in part in the form of one or more temporary or permanent Global Securities, as defined herein.

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION AND NEITHER
      THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON
        THE   ACCURACY   OR   ADEQUACY   OF   THIS   PROSPECTUS.   ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Company and the Selling Stockholders may sell all or a portion of any offering of its Securities through agents, to or through underwriters or dealers, or directly to other purchasers. See "Plan of Distribution." The related Prospectus Supplement for each offering of Securities sets forth the name of any agents, underwriters or dealers involved in the sale of such Securities and any applicable fee, commission, discount or indemnification arrangement with any such party. The Company will not receive any of the proceeds from the sale of any Common Stock by the Selling Stockholders. See "Use of Proceeds."

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.

                                ---------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 6, 1996

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS AND AN ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C., at prescribed rates or may be examined without charge at such office of the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005-2601, on which outstanding shares of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock are listed.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    2. The Company's definitive Proxy Statement dated March 7, 1996, issued in connection with the annual meeting of stockholders of the Registrant;

    3. The Company's Quarterly Reports on Form 10-Q for each of the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30,1996;

    4. The Company's current report on Form 8-K filed with the Commission on September 20, 1996; and

    5. The Company's Registration Statement on Form 8-A dated May 14, 1985, as amended, registering the Company's Common Stock pursuant to Section 12(b) of the Exchange Act.

  Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein, in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus and an accompanying Prospectus Supplement is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Written requests for such copies should be directed to Capstead Mortgage Corporation, 2711 North Haskell, Suite 900, Dallas, Texas 75204, Attention:
Investor Relations. The Company's telephone number is (214) 874-2323.

                                  THE COMPANY

  Capstead Mortgage Corporation (the "Company"), together with certain affiliated entities, operates a mortgage conduit which purchases and securitizes different types of single-family residential mortgage loans. The Company generates earnings primarily from the interest income on its consolidated mortgage loan portfolio which includes its investments in whole mortgage loans, AAA-rated private mortgage pass-through securities and its investments in whole mortgage loans or securities pledged to secure collateralized mortgage obligations ("CMOs") or pooled in connection with the issuance of publicly-offered pass-through securities. The mortgage pass-through securities and CMOs are issued by certain affiliated entities of the Company.

  Commencing in 1993, the Company began servicing a portion of its mortgage loan investments. Mortgage loan servicing includes collection activities, accounting for principal and interest payments, escrow administration and other responsibilities relating to the administration of the mortgage loans. In exchange for providing this service, the Company will receive periodically a servicing fee representing an annualized percentage of the outstanding principal balance of each such mortgage loan. The Company may enter into other short- or long-term investment strategies as opportunities arise.

  The Company, and its qualified real estate investment trust ("REIT") subsidiaries, have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and intend to continue to do so. As a result of this election, the Company and such subsidiaries are not taxed at the corporate level on taxable income distributed to stockholders, provided that certain REIT qualification tests are met. Certain other affiliated entities which are consolidated with the Company for financial reporting purposes, are not consolidated for federal income tax purposes because such entities were not established as REITs or qualified REIT subsidiaries. All taxable income of these affiliated entities are subject to federal and state income taxes, where applicable.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the net proceeds from the sale of Securities offered by the Company will be available for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing (in whole or part) future acquisitions (including acquisitions of companies and/or assets and of mortgage loans, servicing rights and other mortgage-related products), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any Securities or may use them to reduce short-term indebtedness.

  If Debt Securities are issued to one or more persons in exchange for the Company's outstanding debt securities, the accompanying Prospectus Supplement related to such offering of Debt Securities will set forth the aggregate principal amount of outstanding debt securities which the Company will receive in such exchange and which will cease to be outstanding, the residual cash payment, if any, which the Company may receive from such persons or which such persons may receive from the Company, as appropriate, the dates from which the Company will pay interest accrued on the outstanding debt securities to be exchanged for the offered Debt Securities and an estimate of the Company's expenses in respect of such offering of the Debt Securities.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

  The following table sets forth the historical ratios of earnings to combined fixed charges and preferred stock dividends of the Company for the periods indicated:

                                                  YEAR ENDING DECEMBER 31,
                                             -----------------------------------
                                              1995   1994   1993  1992(A)  1991
                                             ------ ------ ------ ------- ------
Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends(b)..........  1.13:1 1.17:1 1.18:1 1.13:1  1.17:1

----------
(a) This financial information reflects the effects of a merger between the Company and Tyler Cabot Mortgage Securities Fund, subsequent to the merger's consummation in December 1992.
(b) Includes fixed charges related to CMO's issued by the Company's finance subsidiaries. Excluding interest expense on CMO debt, the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.30:1, 1.48:1, 1.79:1, 1.80:1 and 1.87:1, respectively, for the periods indicated.

                           DESCRIPTION OF SECURITIES

GENERAL

  The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Common Stock, par value $0.01 per share; (ii) shares of its Preferred Stock, par value $0.10 per share, in one or more series; (iii) Debt Securities, in one or more series, any series of which may be either Secured Debt Securities, Senior Debt Securities or Subordinated Debt Securities; (iv) Common Stock Warrants; (v) Preferred Stock Warrants; (vi) Debt Warrants; and (vii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) through (vi). The terms of any specific offering of Securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

  The authorized capital stock of the Company currently consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of Preferred Stock, par value $0.10 per share. As of September 13, 1996 the Company had 39,361,806 shares of its Common Stock, 494,770 shares of its $1.60 Cumulative Preferred Stock, Series A ("Series A Preferred Stock") and 28,744,729 shares of its $1.26 Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") issued and outstanding. The Common Stock, Series A Preferred Stock and Series B Preferred Stock are listed on the New York Stock Exchange. The Company intends to list any additional shares of its Common Stock which are issued and sold hereunder. The Company may list any additional series of its Preferred Stock which are offered and sold hereunder, as described in the Prospectus Supplement relating to such series of Preferred Stock.

REDEMPTION OR REPURCHASE OF CAPITAL STOCK TO MAINTAIN THE COMPANY'S STATUS AS A REIT

  The Company's charter provides that if the Board of Directors determines in good faith that the direct or indirect ownership of stock of the Company has or may become concentrated to an extent which would cause the Company to fail to qualify or be qualified as a REIT under Sections 856(a)(5) or (6) of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions of successor statutes, the Company may redeem or repurchase any number of shares of Common Stock and/or Preferred Stock sufficient to maintain or bring such ownership into conformity with the Code and may refuse to transfer or issue shares of Common Stock and/or Preferred Stock to any person whose acquisition would result in the Company being unable to conform with the requirements of the Code. In general, Code Sections 856(a)(5) and (6) provide that, as a REIT, the Company must have at least 100 beneficial owners for 335 days of each taxable year and that the Company cannot qualify as a REIT if, at any time during the last half of the Company's taxable year, more than 50% in value of its outstanding stock is owned, directly or indirectly, by or for not more than five individuals. In addition, the charter provides that the Company may redeem or refuse to transfer any shares of capital stock of the Company necessary to prevent the imposition of a penalty tax as a result of ownership of such shares by certain disqualified organizations, including governmental bodies and tax-exempt entities that are not subject to tax on unrelated business taxable income. The redemption or purchase price for any such shares shall be equal to the fair market value of such shares as reflected in the closing sales price for the shares if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter on the last business day for which closing prices are available immediately preceding the day on which notices of such acquisitions are sent or, if no such closing sales prices or quotations are available, then the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law.

SPECIAL STATUTORY REQUIREMENTS FOR CERTAIN TRANSACTIONS

  Business Combination Statute. The Maryland General Corporation Law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other

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

specified or similar transactions between a Maryland corporation and an interested stockholder and requires a super-majority vote for such transactions after the end of such five-year period.

  "Interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation after the date on which the corporation had 100 or more beneficial owners of its stock, or is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts (other than in the ordinary course of business or pursuant to a dividend or any other method affording substantially proportionate treatment to the holders of voting stock) to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the 5-year moratorium or the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. The Company has not adopted any such amendment to its charter.

  Control Share Acquisition Statute. The Maryland General Corporation Law imposes limitations on the voting rights of shares acquired in a "control shares acquisition." The Maryland statute defines a "control share acquisition" at the 20%, 33 1/3% and 50% acquisition levels, and requires a two-thirds stockholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which results in the acquiring person having majority voting power, then minority stockholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. There are no such provisions in the charter or bylaws of the Company.

  Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained in this Prospectus is not intended to be complete.

                                 COMMON STOCK

GENERAL

  Each share of Common Stock, par value $0.01 per share, is entitled to one vote. The outstanding shares of Common Stock are fully paid and non-assessable. Holders of shares of Common Stock do not have cumulative voting rights or preference, conversion, exchange, subscription or preemptive rights. Subject to the Company's obligations to pay dividends on all shares of its outstanding Preferred Stock, including the Series A Preferred Stock and Series B Preferred Stock, each share of Common Stock is entitled to participate equally in dividends on the Common Stock when and as declared by the Board of Directors of the Company and in the distribution of assets of the Company upon liquidation after payment of liabilities and liquidation preferences with regard to the Preferred Stock, including the Series A and Series B Preferred Stock. The foregoing summary does not purport to be a complete description of the Common Stock and is subject to, and qualified in its entirety by reference to, the Company's charter and bylaws, in each case as amended and supplemented to date and filed as exhibits to the Registration Statement.

  As of the date of this Prospectus, the charter of the Company authorizes the issuance of 100,000,000 shares of Common Stock. As of September 13, 1996, 39,361,806 shares of Common Stock were issued and outstanding.

                                PREFERRED STOCK

GENERAL

  The Board of Directors has authority to issue authorized but unissued shares of Preferred Stock, par value $0.10 per share, without further approval of the stockholders, subject to certain restrictions described below, and to fix the preferences, limitations and relative rights thereof, including voting rights, dividend rights, conversion rights, redemption rights and liquidation rights of each series of Preferred Stock. As of the date of this Prospectus, the charter of the Company authorizes the issuance of 100,000,000 shares of Preferred Stock. As of September 13, 1996, 494,770 shares of Series A Preferred Stock and 28,744,729 shares of Series B Preferred Stock were issued and outstanding, as described hereafter.

  Any series of Preferred Stock offered hereby will be fully paid and nonassessable, and for each such share of Preferred Stock issued, a sum equal to the stated value will be credited to the Company's Preferred Stock Account. The rights, preferences, privileges and restrictions of each series of Preferred Stock in respect of which this Prospectus is delivered shall be described in an accompanying Prospectus Supplement. Except to the extent specified otherwise in any Prospectus Supplement, each series of Preferred Stock offered hereby will rank on a parity in all respects with the outstanding Series A Preferred Stock and Series B Preferred Stock of the Company. Among the terms of each series of Preferred Stock which would be specified in an accompanying Prospectus Supplement are the following:

    (a) The maximum number of shares to constitute such series of Preferred Stock and the designation thereof;

    (b) The annual dividend rate, if any, or the means by which such dividend rate may be calculated (including without limitation the possibility that the rate of such dividends may bear an inverse relationship to some index or standard) and the date or dates from which such dividends shall accrue and the date or dates on which such dividends shall be paid and whether such dividends shall be cumulative;

    (c) The price at which and the terms and conditions on which the shares of such series of Preferred Stock may be redeemed, including the period of time during which such shares may be redeemed, any premium to be paid over and above the par value of such shares of Preferred Stock, whether and to what extent accumulated dividends on such shares of Preferred Stock will be paid upon the redemption of such shares;

    (d) The liquidation preference, if any, over and above the par value of such shares of Preferred Stock and whether and to what extent the holders of such shares of Preferred Stock shall be entitled to accumulated dividends in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

    (e) Whether the shares of such series of Preferred Stock shall be subject to the operation of a retirement or sinking fund and, if so, a description of the operation of such retirement or sinking fund;

    (f) The terms and conditions, if any, on which the shares of Preferred Stock may be convertible into, or exchangeable for, shares of any other class or classes of stock of the Company, including the price or rate of conversion or exchange and the method for effecting such conversion or exchange, provided that no shares of any series of Preferred Stock will be convertible into shares of a class that has superior rights or preferences as to dividends or distribution of assets of the Company upon the voluntary or involuntary dissolution or liquidation of the Company;

    (g) A description of the voting rights, if any, on the shares of such series of Preferred Stock; and

    (h) Other preferences, rights, qualifications or restrictions or material terms of such shares of Preferred Stock.

  The description of the foregoing provisions of each series of the Preferred Stock as set forth in the related Prospectus Supplement for such series does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Articles Supplementary relating to such series of Preferred Stock. The definitive Articles Supplementary relating to each series of Preferred Stock will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such series of Preferred Stock.

SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

  General. In November, 1989, a wholly-owned subsidiary of the Company was merged with and into Strategic Mortgage Corporation, a Maryland corporation ("Strategic"), and each outstanding share of Strategic common stock was converted into one share of Series A Preferred Stock of the Company. In December, 1992, Tyler Cabot Mortgage Securities Fund, Inc., a Maryland corporation ("Tyler Cabot"), was merged with and into the Company, and each outstanding share of Tyler Cabot common stock was converted into one share of Series B Preferred Stock of the Company. The Series A Preferred Stock and Series B Preferred Stock are fully paid and non-assessable and neither has preemptive rights. The Series A Preferred Stock ranks on a parity with the Series B Preferred Stock, and each rank on a parity with any other series of the Company's Preferred Stock which is not by its terms made junior or senior to the Series A Preferred Stock or Series B Preferred Stock with respect to the payment of dividends and distribution of assets in liquidation.

  Dividends. Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative preferential cash dividends at the rate of $1.60 per annum per share, and no more, payable in equal quarterly installments on each March 31, June 30, September 30 and December 31. Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefore, cumulative preferential cash dividends at the annual rate of $1.26 per share, and no more, payable in equal monthly installments on each monthly dividend payment date. Whenever dividends are in arrears and until all accrued and unpaid dividends on shares of Series A and Series B Preferred Stock outstanding have been paid in full and the then current dividend on each such series shall have been paid or declared and sufficient funds set aside for payment thereof, the Company may not declare or pay dividends on the Common Stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock and the Series B Preferred Stock in respect of dividends ("Junior Stock") or redeem, purchase or otherwise acquire for consideration any shares of Common Stock or Junior Stock.

  Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock and the Series B Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or Junior Stock (1) in the case of the Series A Preferred Stock, an amount equal to $16.40 per share of Series A Preferred Stock and (2) in the case of Series B Preferred Stock, an amount per share of Series B Preferred Stock equal to $11.38 per share of Series B Preferred Stock, in each case, plus dividends accumulated and unpaid to the date of final distribution. A consolidation or merger of the Company with or into any other corporation or transfer of all or any part of the Company's assets for cash, property or securities will not be considered a liquidation, dissolution or winding-up of the Company.

  Voting Rights. Except as indicated below, as otherwise provided in the Company's charter or as required under the Maryland General Corporation Law, neither the holders of shares of Series A Preferred Stock or Series B Preferred Stock will have voting rights. If at any time all or any portion of the dividends on the Series A Preferred Stock or Series B Preferred Stock shall be in arrears and unpaid for any two or more dividend periods (whether or not consecutive), then the number of directors constituting the Board of Directors of the Company shall be increased by two in case of such arrearages on one of the Series A Preferred Stock or Series B Preferred Stock and four in the case of arrearages on both. The holders of Series A Preferred Stock and Series B Preferred Stock, voting separately as a class, will each be entitled to elect two directors to fill such newly created directorships. At such time as all dividends in default have been paid in full and dividends for the current quarterly period have been paid or declared and a sufficient sum for payment has been set aside, the term of any director then in office solely as a result of the voting rights described in this paragraph will terminate.

  The affirmative vote of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, in each case voting separately as a class, will be required to (i) create or increase the number of authorized shares of any class of stock ranking prior to the Series A Preferred Stock or Series B Preferred Stock as to dividends or distributions upon liquidation, (ii) authorize any reclassification of Series A Preferred Stock or Series B Preferred Stock, or (iii) amend, alter or repeal any provisions of the Company's charter which would adversely affect the rights, powers or preferences of the Series A Preferred Stock or Series B Preferred Stock.

  So long as 20% or more of the aggregate number of shares of Series B Preferred Stock issued in connection with the Tyler Cabot merger remain outstanding, the affirmative vote of at least a majority of the outstanding shares of such Series B Preferred Stock will be required for the sale, lease or conveyance by the Company of all or substantially all of its property or business, or its consolidation or merger with any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Series B Preferred Stock except the same number of shares ranking prior to or on a parity with the Series B Preferred Stock and having the same rights and preferences as the shares of the Company authorized and outstanding immediately preceding such consolidation or merger, and each holder of Series B Preferred Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

  Except as described herein or otherwise required by law, no consent of the holders of Series B Preferred Stock will be required for (i) the creation of any indebtedness of any kind of the Company, (ii) the creation, or increase or decrease in the amount, of any class or series of stock of the Company ranking on a parity with, or not ranking prior to, the Series B Preferred Stock as to dividends or as to amounts distributable upon liquidation or (iii) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof.

  Redemption. Neither the Series A Preferred Stock nor the Series B Preferred Stock is subject to mandatory redemption and neither is entitled to the benefit of a sinking fund. The Company at its option may redeem the Series A Preferred Stock, in whole or in part, for cash in an amount per share equal to $16.40 plus accumulated and unpaid dividends to the date of redemption, whether or not earned or declared. At any time after December 2, 1997, the Company may at its option redeem the Series B Preferred Stock, in whole or in part, for cash in an amount per share equal to $12.50 plus accumulated and unpaid dividends to the date of redemption, whether or not earned or declared.

  Conversion Rights. Holders of the Series A Preferred Stock may, at their option, convert shares of Series A Preferred Stock into shares of Common Stock at the rate (the "Series A Conversion Rate") of 2.0424 shares of Common Stock for each share of Series A Preferred Stock converted. Holders of Series B Preferred

Stock may, at their option, convert shares of Series B Preferred Stock into shares of the Company's Common Stock at the rate (the "Series B Conversion Rate") of .7247 shares of the Company's Common Stock for each share of Series B Preferred Stock converted. The Series A and Series B Conversion Rates are subject to adjustment in certain circumstances.

                                DEBT SECURITIES

GENERAL

  The Company may offer one or more series of its Debt Securities representing either general, unsecured obligations of the Company or obligations secured by specific assets. Any series of Debt Securities may either (1) be secured by certain assets of the Company ("Secured Debt Securities"), (2) rank prior to all subordinated indebtedness of the Company and pari passu with all other unsecured indebtedness of the Company outstanding on the date of the issuance of such Debt Securities ("Senior Debt Securities") or (3) be subordinated in light of payments to certain other obligations of the Company outstanding on the date of issuance ("Subordinated Debt Securities"). In this Prospectus, any indenture relating to Secured Debt Securities is referred to as a "Secured Indenture," any indenture relating to Senior Debt Securities is referred to as a "Senior Indenture," any indenture relating to Subordinated Debt Securities is referred to as a "Subordinated Indenture" and the term "Indenture" refers to Secured, Senior and Subordinated Indentures, collectively. Forms of a Secured Indenture, a Senior Indenture and a Subordinated Indenture are filed as exhibits to the Registration Statement.

  The aggregate principal amount of Debt Securities which may be issued by the Company will be set from time to time by the Board of Directors. Further, the amount of Debt Securities which may be offered by this Prospectus will be subject to the aggregate initial offering price of Securities specified in the Registration Statement. Each Indenture will permit the issuance of an unlimited amount of Debt Securities thereunder from time to time in one or more series. Additional debt securities may be issued pursuant to another registration statement for issuance under any Indenture. Any offering of Debt Securities may be denominated in any currency or currency composite designated by the Company.

  The following description of the Debt Securities which may be offered by the Company hereunder describes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any offering of Debt Securities and the extent to which the following general provisions may apply to such offering of Debt Securities will be described in the accompanying Prospectus Supplement relating to such offering of Debt Securities. The following descriptions of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the form of Secured Indenture, Senior Indenture or Subordinated Indenture, as appropriate, filed as exhibits to the Registration Statement and to the definitive Indenture relating to each such offering of Debt Securities. The definitive Indenture relating to each offering of Debt Securities will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such Debt Securities. All article and section references appearing herein are references to the articles and sections of the appropriate Indenture and, unless defined herein, all capitalized terms have the respective meanings specified in the appropriate Indenture.

  The Prospectus Supplement relating to any offering of Debt Securities will set forth the following terms and other information to the extent applicable with respect to the Debt Securities being offered thereby: (1) the designation, aggregate principal amount, authorized denominations and priority of such Debt Securities; (2) the price (expressed as a percentage of the aggregate principal amount of such Debt Securities) at which such Debt Securities will be issued; (3) the currency or currency units for which the Debt Securities may be purchased and in which the principal of, and any interest on, such Debt Securities may be payable; (4) the stated maturity of such Debt Securities or means by which a maturity date may be determined; (5) the rate at which such Debt Securities will bear interest or the method by which such rate of interest is to be calculated (which rate may be zero in the case of certain Debt Securities issued at a price representing a discount from the principal amount payable at maturity); (6) the periods during which such interest will accrue, the dates on which such interest will be payable (or the method by which such dates may be determined; including without limitation that such rate of interest may bear an inverse relationship to some index or standard) and the circumstances under which the Company may defer payment of interest; (7) redemption provisions, including any optional redemption, required repayment or mandatory sinking fund provisions; (8) any terms by which such Debt Securities may be convertible into shares of the Company's Common Stock, Preferred Stock or any other Securities of the Company, including a description of the Securities into which any such Debt Securities are convertible; (9) any terms by which the principal of such Debt Securities will be exchangeable for any other Securities of the Company; (10) whether such Debt Securities are to be issuable as definitive Fully-Registered Securities (as defined below) or Global Securities and, if Global Securities are to be issued, the terms thereof, including the manner in which interest thereon will be payable to the beneficial owners thereof and other book-entry procedures, any terms for exchange of such Global Securities into definitive Fully-Registered Securities (as defined below) and any provisions relating to the issuance of a temporary Global Security; (11) any additional restrictive covenants included for the benefit of the holders of such Debt Securities;
(12) any additional events of default provided with respect to such Debt Securities; (13) the terms of any Securities being offered together with such Debt Securities; (14) whether such Debt Securities represent general, unsecured obligations of the Company or whether they are secured by specific assets and, if so, a description of such assets; and (15) any other material terms of such Debt Securities.

  If any of the Debt Securities are sold for foreign currency units, the restrictions, elections, tax consequences, specific terms, and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

INDENTURE PROVISIONS

  The Debt Securities may be issued in definitive, fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be only Fully Registered Securities. In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "Global Securities" below.

  One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Unless otherwise indicated in the related Prospectus Supplement for a series of Debt Securities, there are no provisions contained in the Indentures that would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

  Global Securities. Any series of Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in individually certificated form, a Global Security may not be transferred except as a whole to a nominee of the depositary for such Global Security, or by a nominee for the depositary to the depositary, or to a successor of the depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

  Modification of Indentures. Unless otherwise specified in the related Prospectus Supplement, each Indenture, the rights and obligations of the Company, and the rights of the Holders may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each such series affected by the modification or amendment. No modification of the terms of payment of principal or interest, and no modification reducing the percentage required for modification, is effective against any Holder without his consent.

  Events of Default. Unless otherwise specified in the related Prospectus Supplement, each Indenture will provide that the following are Events of Default with respect to any series of Debt Securities issued thereunder: (1) default in the payment of the principal of any Debt Security of such series when and as the same shall be due and payable; (2) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (3) default for 30 days in the payment of any installment of interest on any Debt Securities of such series;
(4) default for a specified number of days after notice in the performance of any other covenants in respect of the Debt Securities of such series contained in the Indenture; (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator, or trustee of the Company or its property; and (6) any other Event of Default provided in the applicable Board of Directors' Resolution or supplemental indenture under which such series of Debt Securities is issued. An Event of Default with respect to a particular series of Debt Securities issued under an Indenture will not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The trustee under an Indenture may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders.

  If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the appropriate trustee under the Indenture or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement, of all the Debt Securities of such series to be due and payable immediately.

  Within four months after the close of each fiscal year, the Company will file with each trustee under the Indentures a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default and the nature thereof.

  Subject to provisions relating to its duties in case of default, a trustee under the Indentures shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order, or direction of any Holders, unless such Holders shall have offered to such trustee reasonable indemnity. Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the Debt Securities of such series.

  Payment and Transfer. Principal of, and premium and interest, if any, on, Fully Registered Securities will be payable at the corporate trust office of the trustee or any other office maintained by the Company for such purposes, provided that payment of interest, if any, will be made, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the persons in whose names such Debt Securities are registered at the close of business on the day or days specified in the Prospectus Supplement. The principal of, and premium and interest, if any, on, Debt Securities in other forms will be payable in the manner and at the place or places as designated by the Company and specified in the applicable Prospectus Supplement.

  Fully Registered Securities may be transferred or exchanged at the corporate trust office of the trustee or any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement.

  Defeasance. The Indentures provide that each will cease to be of further effect with respect to a certain series of Debt Securities (except for certain obligations to register the transfer or exchange of Securities) if (a) the Company delivers to the Trustee for the Securities of such series for cancellation of all Securities of all series and the coupons, if any, appertaining thereto, or (b) if the Company deposits into trust with the Trustee money or United States government obligations, that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal of, and interest on, the Securities of such series on the dates such payments are due or redeemable in accordance with the terms of such Securities.

SECURED DEBT SECURITIES

  The Secured Debt Securities will be secured by specific assets as described in the applicable Prospectus Supplement. In addition, the applicable Prospectus Supplement will state whether the Secured Debt Securities will be recourse or nonrecourse obligations of the Company. If the Secured Debt Securities constitute recourse obligations of the Company, the applicable Prospectus Supplement will state whether such Secured Debt Securities will be Senior Indebtedness (as defined below) or Subordinated Indebtedness (as defined below) of the Company.

SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

  The Senior Debt Securities will constitute part of the Senior Indebtedness (as defined below) of the Company and will rank pari passu with all outstanding senior unsecured debt of the Company. Except as set forth in the applicable Prospectus Supplement, the outstanding Subordinated Indebtedness (as defined below), including any Subordinated Debt Securities, will be subordinated as to payment of principal, interest and premium, if any, to Senior Indebtedness, including the Senior Debt Securities.

  The term "Senior Indebtedness" will be defined to mean (1) all indebtedness of the Company for money borrowed (including purchase-money obligations with an original maturity in excess of one year) or evidenced by debentures, notes or other corporate debt securities or similar instruments issued by the Company, (2) indebtedness or obligations of the Company constituting a guarantee of indebtedness of or an obligation of others of the type referred to in (1) above, or (3) any modification, extension, renewal or refunding of any of the indebtedness or obligations referred to in (1) or (2) above, except any indebtedness or obligation or modification, extension, renewal, or refunding that, under the express provisions of the instrument creating or evidencing it, or pursuant to which it is outstanding, is not superior in right of payment to the Subordinated Debt Securities. "Subordinated Indebtedness" will be defined to mean all indebtedness of the Company that is subordinate and junior in right of payment to any other indebtedness of the Company.

  Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation, or reorganization of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of principal of, and interest, if any, on, such Senior Indebtedness before the Holders of Subordinated Debt Securities are entitled to receive any payment thereon. If any Subordinated Debt Security is declared due and payable because of the occurrence of an Event of Default, under circumstances when the provision of the foregoing sentence are not applicable, the trustee under a Subordinated Indenture or the Holders of Subordinated Debt Securities shall be entitled to payment only after there shall first have been paid in full the Senior Indebtedness outstanding at the time such Subordinated Debt Security so becomes due and payable because of such Event of Default. During the continuance of any default with respect to Senior Indebtedness, or if a default would be caused by any payment or become payable before their stated maturity because of an Event of Default, no payment may be made by the Company or be due or payable upon or in respect of the Subordinated Debt Securities until all Senior Indebtedness has been paid in full. This subordination will not prevent the occurrence of any Event of Default. There is no limitation in a Subordinated Indenture on the issuance of additional Senior Indebtedness.

                              SECURITIES WARRANTS

GENERAL

  The Company may issue Securities Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities. Such warrants are referred to herein as Common Stock Warrants, Preferred Stock Warrants or Debt Warrants, as appropriate. Securities Warrants may be issued independently or together with any other Securities covered by the Registration Statement and offered by this Prospectus and any accompanying Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as agent (each, a "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. Each issue of Securities Warrants will be evidenced by warrant certificates (the "Securities Warrant Certificates"). The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, which include forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates filed as exhibits hereto and to the definitive Securities Warrant Agreements and Securities Warrant Certificates pertaining to each offering of Securities Warrants. Copies of the definitive Securities Warrant Agreements and Securities Warrant Certificates will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such series of Securities Warrants.

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Debt Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Debt Warrants; (iv) the designation and terms of any Securities with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Security; (v) the date on and after which such Debt Warrants and the related Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which the currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (viii) whether the Debt Warrants will be issued in registered or bearer form; (ix) certain federal income tax consequences; and (x) any other material terms of such Debt Warrants.

  In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related Securities will be transferable separately; (v) the number of shares of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of shares of Preferred Stock of such series or shares of Common Stock may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date on which such right shall expire; (vii) certain federal income tax consequences; and (viii) any other material terms of such Securities Warrants.

  Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the appropriate Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Preferred Stock Warrants or Common Stock Warrants will not have any rights of holders of the respective Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

  Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

  Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the applicable Debt Securities, Preferred Stock or Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the definitive Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the definitive Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the applicable Debt Securities, Preferred Stock or Common Stock purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

  Each Securities Warrant Agreement may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including:
(i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within the number of days, specified in the applicable Prospectus Supplement, after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Securities Warrant Agreement governing such series of Common Stock Warrants); and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below).

  The terms of any such adjustment will be specified in the related Prospectus Supplement for such Common Stock Warrants. Common Stock owned by or held for the account of the Company or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment. No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the number of shares purchasable upon exercise of the Common Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Common Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Common Stock Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which such Stock Warrants were exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

  Holders of Common Stock Warrants will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as stockholders of the Company.

                             PLAN OF DISTRIBUTION

  Both the Company and the Selling Stockholders may sell Securities (1) through underwriters or dealers, (2) directly to one or more purchasers, or
(3) through agents. A Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of the Securities, and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which the Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

  If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's Prospectus Supplement if any of the Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best-efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except
(1) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (2) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

  Agents and underwriters may be entitled under agreements entered into with the Company or the Selling Stockholders to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                   TAXATION

  The applicable provisions of the Code are highly technical and complex. This summary is not intended as a detailed discussion of all applicable provisions of the Code, the rules and regulations promulgated thereunder, or the administrative and judicial interpretations thereof. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made generally to Sections 856 and 860 of the Code and the treasury regulations promulgated thereunder. The Company has not obtained rulings from the Internal Revenue Service with respect to any tax considerations relevant to its organization or operations or to an investment in its securities. This summary is not intended to substitute for prudent tax planning and stockholders are urged to consult their own tax advisors with respect to these and other federal, state and local tax consequences of the ownership and disposition of any of the Company's Securities and any potential changes in applicable law. Nonresident aliens, foreign corporations, tax-exempt organizations, life insurance companies, cooperatives and certain other categories of investors may be subject to special tax rules that are not discussed below and that could affect an investment in any of the Company's Securities.

FEDERAL INCOME TAXATION OF CAPSTEAD MORTGAGE CORPORATION

  As used herein, "Capstead REIT" refers to Capstead Mortgage Corporation and the entities that are effectively consolidated with Capstead Mortgage Corporation for federal income tax purposes. Certain of the Company's subsidiaries (the "Non-REIT subsidiaries") are consolidated with the Company for financial reporting purposes but are not consolidated for federal income tax purposes. All of the Non-REIT subsidiaries' taxable income is subject to federal and state income taxes. The Company may form additional Non-REIT subsidiaries.

  Capstead REIT believes that it has operated, and Capstead REIT intends to continue to operate, in such a manner so as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify. In the opinion of Andrews & Kurth L.L.P., tax counsel to Capstead REIT, for all of its taxable years ending December 31, 1985 through December 31, 1995, Capstead REIT has met the requirements for qualification as a REIT under the Code. In rendering its opinion, Andrews & Kurth L.L.P. has relied, as to factual determinations and conclusions necessary to its opinion, on representations of the Company and certain of its subsidiaries.

  So long as a company such as Capstead REIT qualifies as a REIT and distributes at least 95% of its REIT taxable income to stockholders, it will not be subject to federal corporate income taxes on such income distributed to stockholders, with limited exceptions discussed below. Under certain circumstances, such a company may be subject to the corporate minimum tax or certain other special taxes. However, Capstead REIT does not anticipate generating material items of income or deductions that would cause it to be subject to the minimum tax or any such special tax.

  To qualify for treatment as a REIT for a taxable year, a company must have elected to be so treated (which Capstead REIT has done) and must meet certain organizational, asset, income, distribution and record-keeping requirements.

TAXATION OF STOCKHOLDERS

  So long as a corporation qualifies as a REIT, distributions to stockholders (other than dividends properly designated as "capital gain dividends") will constitute ordinary income to the extent of current and accumulated earnings and profits of the REIT. Capital gain dividends will be taxable as long-term capital gains. Distributions in excess of the REIT's current and accumulated earnings and profits will constitute a non-taxable return of capital, except to the extent that the amount of such distributions received by any stockholder exceeds the basis of the stockholder's shares, in which case such excess will be taxable as capital gain, provided such shares are held as a capital asset. Dividends received from a REIT are ineligible for the 70% dividends received deduction. If a capital gain dividend is received with respect to shares which are sold for a loss before being held for a period of six months, such loss will be characterized as long term capital loss to the extent of the capital gain dividend. Potential Capstead Mortgage Corporation stockholders should be aware that for federal income tax purposes any dividend paid by a REIT in January of any given calendar year will be deemed to have been paid during the preceding calendar year if it was declared by the REIT in October, November or December of such preceding year and was payable to the shareholders of record on a specified date in the month in which it was declared.

  Under the Code and the related regulations, a change in the conversion ratio for convertible preferred stock may be treated as a taxable distribution of the stock of such corporation with respect to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation is increased by such change. A change in a conversion ratio or conversion price of convertible preferred stock pursuant to a bonafide, reasonable adjustment formula which has the effect of preventing dilution of the interest of the holders of such stock will not be considered to result in a deemed distribution of stock. However, generally an adjustment in the conversion ratio to compensate for a taxable cash distribution to other shareholders will not be considered as made pursuant to a bonafide adjustment formula. For example, in the case of the Series B Preferred Stock, the conversion rate may be adjusted if the Company distributes to holders of its Common Stock cash or other assets (excluding regular quarterly cash dividends payable out of consolidated earnings or earned surplus or dividends payable in shares of Common Stock). Under the above described federal income tax provisions, such an adjustment may result in a taxable distribution to the Series B Preferred stockholders.

  Specific tax rules of a complex nature not summarized herein apply to foreign investors in REITs. Accordingly, foreign stockholders should consult their own tax advisers concerning the federal income and withholding tax consequences and the state, local and foreign tax consequences of an investment in Capstead REIT.

SPECIAL CONSIDERATIONS--TAX-EXEMPT AND CERTAIN OTHER INVESTORS

  For CMOs issued after December 31, 1991, pursuant to regulations not yet published, the portion of any dividend paid to stockholders attributable to "excess inclusion income" on the retained residual interests in such CMOs would be subject to certain rules. Such rules include (i) the characterization of excess inclusion income as unrelated business income for tax-exempt stockholders (including employee benefit plans and individual retirement accounts) and (ii) the inability of a stockholder to offset excess inclusion income with net operating losses (subject to certain exceptions applicable to thrift institutions). Generally, tax-exempt entities are subject to federal income tax on excess inclusion income and other unrelated business income in excess of $1,000 per year. Excess inclusion income is generally taxable income with respect to a residual interest in excess of a specified return on investment in the residual interest. In some cases, all taxable income with respect to a residual interest may be considered excess inclusion income. Until regulations or other guidance is issued, Capstead REIT will use methods it believes are appropriate for calculating the amount of excess inclusion income, if any, it recognizes from CMOs issued after December 31, 1991, and allocating any excess inclusion income to its stockholders. Excess inclusion rules will most likely not apply to any CMO issued by any subsidiary of the Company on or before December 31, 1991.

  In addition, the Company will be taxable on the portion of any excess inclusion income allocable to any stockholder which is a "disqualified organization." If the ownership of any shares by a disqualified organization would subject the Company to tax, such shares shall be immediately redeemable at the option of the Company. See "Description of Securities--Redemption or Repurchase of Capital Stock to Maintain the Company's Status as a REIT."

  Tax-exempt and other investors are urged to consult their own tax advisors with respect to the tax consequences arising under federal law and the law of any state, municipality or other taxing jurisdiction. Foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States withholding tax on Company dividends.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

  If Capstead REIT fails to qualify for taxation as a REIT in any taxable year, distributions to its stockholders for such year and future years would not be deductible by Capstead REIT and Capstead REIT would be subject to tax on its income at regular corporate rates. In such event, all distributions to stockholders would be taxable as ordinary income to the extent of current and accumulated earnings and profits and would be eligible for the 70% dividends received deduction for corporations. If Capstead REIT fails to qualify as a REIT for even one year, it could be required to incur substantial indebtedness (to the extent borrowings are feasible) or liquidate substantial investments in order to pay the resulting taxes. Thus, if Capstead REIT fails to qualify for taxation as a REIT, there can be no assurance that any distribution to its stockholders could be made. Unless entitled to relief under specific statutory provisions, such company would also be disqualified from treatment as a REIT for the next four taxable years. It is not possible to state whether in all circumstances such company would be entitled to statutory relief. While the Board of Directors of the Company presently intends to cause Capstead REIT to operate in a manner that will enable it to qualify as a REIT in all future taxable years, there can be no certainty that such intention will be realized because, among other things, qualification hinges on the conduct of the business of Capstead REIT.

DEBT SECURITIES

  The Debt Securities will be taxable as indebtedness. Interest and original issue discount, if any, on a Debt Security will be treated as ordinary income to a holder. Any special tax considerations applicable to a Debt Security will be described in the related Prospectus Supplement.

EXERCISE OF SECURITIES WARRANTS

  Upon a holder's exercise of a Securities Warrant, the holder will, in general, (i) not recognize any income, gain or loss for federal income tax purposes, (ii) receive an initial tax basis in the Security received equal to the sum of the holder's tax basis in the exercised Securities Warrant and the exercise price paid for such Security and (iii) have a holding period for the Security received beginning on the date of exercise.

SALE OR EXPIRATION OF SECURITIES WARRANTS

  If a holder of a Securities Warrant sells or otherwise disposes of such Securities Warrant (other than by its exercise), the holder generally will recognize capital gain or loss (long term capital gain or loss if the holder's holding period for the Securities Warrant exceeds twelve months on the date of disposition; otherwise, short term capital gain or loss) equal to the difference between (i) the cash and fair market value of other property received and (ii) the holder's tax basis (on the date of disposition) in the Securities Warrant sold. Such a holder generally will recognize a capital loss upon the expiration of an unexercised Securities Warrant equal to the holder's tax basis in the Securities Warrant on the expiration date.

STATE AND LOCAL TAXES

  State or local income tax treatment of Capstead REIT or holders of any of its Securities may differ from the federal income tax treatment described above. As a result, prospective stockholders should consult their own tax advisers for an explanation of how state and local tax laws may affect their investment in Capstead REIT.

                                 LEGAL MATTERS

  Certain legal matters with respect to the securities offered hereby will be passed on for the Company and the Selling Stockholders by Andrews & Kurth L.L.P., Dallas, Texas, and for the underwriters or agents by counsel to be identified in the Prospectus Supplement. Andrews & Kurth L.L.P. will rely as to all matters of Maryland law on Piper & Marbury L.L.P., Baltimore, Maryland.

  Attorneys at Andrews & Kurth L.L.P. beneficially own approximately 22,500 shares of Common Stock of the Company and 32,600 shares of Series B Preferred Stock of the Company.

                                    EXPERTS

  The consolidated financial statements and schedules of Capstead Mortgage Corporation and subsidiaries incorporated by reference or appearing in Capstead Mortgage Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.